Exhibit 3.2

CERTIFICATE OF DESIGNATIONS OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

of

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

for

DYNARESOURCE, INC.

DYNARESOURCE, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to paragraph 3 of Article IV of the Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of Preferred Stock consisting of 1,733,221 shares (the “Series C Preferred Shares”), par value $0.0001 per share, to be designated “Series C Senior Convertible Preferred Stock”.

RESOLVED, that each of the Series C Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

1.    Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a)    “Bloomberg” means Bloomberg Financial Markets.

(b)    “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c)    “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), any other business combination, including without limitation a reorganization, recapitalization, share exchange, spin-off or scheme of arrangement, or any other transaction or series of related transactions in which in excess of 50% of the Corporation’s voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person (as defined in Section 13(d) of the Exchange Act), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation’s voting power (provided, however, that if any person is immediately prior to the Initial Issuance Date a beneficial owner (as determined pursuant to Section 13(d) of the Exchange Act) of 40% or more of the Corporation’s Common Stock, it shall not be deemed to be a Change of Control Transaction if such person increases its beneficial ownership percentage by not more than ten (10) percentage points), (iii) a sale, lease, transfer or exclusive license or other disposition of all or substantially all of the assets of the Corporation (including its Subsidiaries), determined on a consolidated basis, (iv) the sale, lease, transfer, exclusive license or other disposition or encumbrance of any material mining concession of the Corporation or of any of the Corporation’s Subsidiaries, or (v) the transfer of 10% of the Corporation’s interests in any Subsidiary, either directly or indirectly, including but not limited to direct transfers, issuances by a Subsidiary to parties other than the Corporation, cancellation of outstanding securities or otherwise.

(d) “Common Shares” means fully paid, validly issued and non-assessable shares of Common Stock.

(e)    “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(f)    “Common Stock Equivalent” means any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any (1) shares of Common Stock or (2) securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of Common Stock.

(g) “Deemed Liquidation Event” means, unless the Required Holders elect otherwise by written notice sent to the Corporation at least three (3) days prior to the effective date of such event, (i) a Change in Control Transaction, (ii) a “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, or (iii) a tender offer by the Corporation under Rule 13e-4 promulgated pursuant to the Exchange Act. The Holders shall be entitled to thirty (30) days’ prior written notice before the Corporation effects any of the transactions described in the foregoing subsections (i) through (iii). In the event a Change in Control Transaction occurs in which the Corporation is not a participant, the Corporation shall provide the Holders notice of such Change in Control Transaction as soon as possible after learning of the Change in Control Transaction, and such Change in Control Transaction will be a Deemed Liquidation Event unless the Required Holders elect otherwise by written notice sent to the Corporation within fifteen (15) days after the Corporation sends the Holders notice that such Change in Control Transaction has occurred.

(h) “DynaMexico Shares” means the Fixed Capital “Series A” Shares or the Variable Capital “Series B” Shares issued by DynaResource de Mexico S.A. de C.V., a Subsidiary of the Corporation.

(i) “DynaMexico Share Equivalent” means any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any (1) DynaMexico Shares or (2) securities convertible into or exchangeable or exercisable for, directly or indirectly, DynaMexico Shares.

(j) “Equity Security” means (i) any shares of capital stock of the Corporation, (ii) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Corporation, and (iii) debt or other evidences of indebtedness, capital stock or other securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Corporation.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Excluded Securities” means (i) shares of Common Stock or Common Stock Equivalents issued in the transactions contemplated by the Purchase Agreement, including pursuant to the Certificate of Designations or the Warrant, other than Common Stock Equivalents issued pursuant to the antidilution adjustment provisions in Section 3(b) or Section 3(c) of the Warrant, and (ii) any Equity Securities issued to a Holder pursuant to the preemptive rights under Section 9 of this Certificate of Designations.

(m)    “Holder” means each holder of the Series C Preferred Shares.

(n)    “Initial Issuance Date” means June 30, 2015.

(o)    “Junior Securities” means the Common Stock, the Series A Preferred Stock, par value $0.0001 per share, the Series B Convertible Preferred Stock, par value $0.0001 per share, and each other class or series of Equity Security of the Corporation, the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with respect to the Series C Senior Convertible Preferred Stock as to dividend rights or rights upon a Liquidation Event.

(p)   “Liquidation Event” means any Deemed Liquidation Event or any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

(q) “Maturity Date” means the date that is five years after the Initial Issuance Date.

(r)    “Primary Investor” means Golden Post Rail, LLC, a Texas limited liability company, Matthew K. Rose and his heirs, or any charitable organization or foundation.

(s) “Purchase Agreement” means the Securities Purchase Agreement, of even date herewith, by and among the Corporation and the initial purchaser of Series C Preferred Shares thereunder.

(t)    “Qualified Stockholders” means any Holder who is an “accredited investor” (within the meaning of Rule 501(a) promulgated by the SEC).

(u) “Required Holders” means the Holders of at least a majority of the aggregate Series C Preferred Shares then outstanding.

(v)    “Restricted Change in Control Transaction” means any Change in Control Transaction (within the Corporation’s control to effect) in which the cash consideration to be paid to the Holders upon the consummation of such Change in Control Transaction is less than $25.31 per Series C Preferred Share (as adjusted for any stock dividends, splits, combinations and similar events) in immediately available funds, (i) before any earnout payments and (ii) net of any reserves for contingencies, such as an escrow, holdback contingency reserves or indemnification obligation including, for the avoidance of doubt, any Change in Control Transaction in which the cash consideration to be paid to the Holders is $0.

(w) “SEC” means the United States Securities and Exchange Commission.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Subsidiary” shall have the meaning as set forth in the Purchase Agreement.

(z)    “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(aa)    “Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

(bb)    “Trading Day” means 9:30AM to 3:59PM on any day on which the shares of Common Stock are traded on a Trading Market, or, if the shares of Common Stock are not so traded, a Business Day.

(cc)    “Trading Market” means the NYSE Amex Equities, the New York Stock Exchange or the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market.

(dd)    “Transfer Agent” means Signature Stock Transfer, Inc., a Texas corporation, or such other person designated by the Corporation as the transfer agent for the shares of Common Stock.

(ee)    “Warrant” shall have the meaning as set forth in the Purchase Agreement.

2.    Designation.  There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Series C Senior Convertible Preferred Stock” (the “Preferred Stock”).  The number of shares constituting such series shall be 1,733,221.

3.    Cumulative Dividends.

(a) The Holders of the Series C Preferred Shares, in preference to the holders of Junior Securities, shall be entitled to receive dividends payable in cash, but only out of funds that are legally available therefore, at the per share rate of four percent (4%) per annum of the Preferred Stock Original Purchase Price (as defined below) on each outstanding Series C Preferred Share. Such dividends shall accrue from day to day commencing on the Initial Issuance Date on the basis of a 365-day year. Dividends on the Series C Preferred Shares will accrue whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared, and such dividends shall be cumulative to the extent not actually paid. The Corporation shall take all actions necessary or advisable under applicable laws to permit the payment of dividends to the Holders of Series C Preferred Shares.

(b) So long as any Series C Preferred Shares are outstanding, the Corporation shall not pay, declare or set aside funds for payment of any dividend (whether in cash or property), or make any other distribution on any Junior Securities, or purchase, redeem or otherwise acquire for value or set aside funds for the payment or redemption of, any Junior Securities (except by conversion into or exchange for other Junior Securities), until full cumulative dividends as set forth in Section 3(a) above on the Series C Preferred Shares shall have been paid or declared and set apart.

(c) In the event dividends or distributions are paid on any Junior Securities, the Corporation shall pay an additional dividend or distribution on all outstanding Series C Preferred Shares in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Securities. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Junior Securities.

4.    Liquidation Preference.

(a) In the event of any Liquidation Event, the Holders of the Series C Preferred Shares shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders (“Liquidation Funds”), prior and in preference to any distribution of any assets of the Corporation to the holders of Junior Securities, an amount equal to the sum of (i) the amount of $2.50 per share (the “Preferred Stock Original Purchase Price”) plus (ii) all accrued but unpaid dividends on each Series C Preferred Share, in each case as adjusted for any stock dividends, splits, combinations and similar events (the “Liquidation Preference”).  If upon any such Liquidation Event, the Liquidation Funds shall be insufficient to pay the Holders of the Series C Preferred Shares the full amount to which they shall be entitled under this Section 4(a), the Holders of the Series C Preferred Shares shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Liquidation Preference to be paid to the Holders of the Series C Preferred Shares under this Section 4(a) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of Junior Securities in connection with a Liquidation Event.  A Change in Control Transaction shall not, ipso facto, be deemed a Liquidation Event.

(b) After payment of the full amount of the Liquidation Preference, in the case of a Liquidation Event, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the Holders of the Series C Preferred Shares, the holders of Series A Preferred Stock, par value $0.0001 per share, and the holders of Common Stock, pro rata based on the number of shares held by each such Holder or holder, as applicable, treating for this purpose all Series C Preferred Shares as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designations immediately prior to such Liquidation Event. The foregoing shall not limit any rights which Holders may have with respect to any requirement that the Corporation repurchase the Series C Preferred Shares or for any right to monetary damages.

5.    Issuance of Series C Preferred Shares.  The Series C Preferred Shares shall be issued by the Corporation pursuant to the Purchase Agreement.

6.    Optional Conversion by the Holders.  Each Holder shall have the right at any time and from time to time, at the option of such Holder and without the payment of additional consideration by the Holder, to convert all or any portion of the Series C Preferred Shares held by such Holder, for such number of Common Shares per each Series C Preferred Share, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the sum of (A) the Preferred Stock Original Purchase Price plus (B) any accrued but unpaid dividends on such Series C Preferred Share by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below).  Immediately following such conversion, the persons entitled to receive the Common Shares upon the conversion of Series C Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares, subject to the rights provided herein to Holders.  The term “Conversion Price” means $2.50 per share, subject to adjustment as provided herein.

(a)    Delivery of Conversion Notice.  To convert Series C Preferred Shares into Common Shares on any date (a “Conversion Date”), the Holder shall give written notice (a “Conversion Notice”) to the Corporation in the form of Exhibit A hereto (which Conversion Notice will be given by facsimile transmission, e-mail or other electronic means no later than 11:59 p.m. New York City Time on such date, and sent via overnight delivery no later than one (1) Trading Day after such date) stating that such Holder elects to convert the same and shall state therein the number of Series C Preferred Shares to be converted and the name or names in which such Holder wishes the certificate or certificates for Common Shares to be issued.  If required by Section 11, as soon as possible after delivery of the Conversion Notice, such Holder shall surrender the certificate or certificates representing the Series C Preferred Shares being converted, duly endorsed, at the office of the Corporation.

(b)    Mechanics of Conversion.  The Corporation shall, promptly upon receipt of a Conversion Notice (but in any event not less than one (1) Trading Day after receipt of such Conversion Notice), (i) send, via facsimile, e-mail or other electronic means a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) on or before the third (3rd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), credit such aggregate number of Common Shares to which the Holder shall be entitled to such Holder’s or its designee’s balance account with the Depository Trust Company (“DTC”) via its Deposit Withdrawal Agent Commission system.  If the number of Series C Preferred Shares represented by the Preferred Stock certificate(s) delivered to the Corporation in connection with a Conversion Notice, to the extent required by Section 11 or to the extent otherwise requested by the Holder, is greater than the number of Series C Preferred Shares being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Business Days after receipt of such Preferred Stock certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock certificate representing the number of Series C Preferred Shares not converted.  The person or persons entitled to receive the Common Shares issuable upon a conversion of Series C Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

The Corporation’s obligation to issue Common Shares upon conversion of Series C Preferred Shares shall, except as set forth below, be absolute, is independent of any covenant of any Holder, and shall not be subject to:  (i) any offset or defense; or (ii) any claims against the Holders of Series C Preferred Shares whether pursuant to this Certificate of Designations, the Purchase Agreement, the Warrant or otherwise, including, without limitation, any claims arising out of any selling or short-selling activity by Holders.

(c)    Corporation’s Failure to Timely Convert.  If the Corporation fails to cause the Transfer Agent by the Share Delivery Date to transmit to a Holder of Series C Preferred Shares the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of Series C Preferred Shares, then in addition to all other available remedies which such Holder may pursue hereunder and under the Purchase Agreement (including indemnification pursuant to the terms thereof), the Corporation shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected in an amount equal to one percent (1.0%) of the product of (i) the sum of the number of Common Shares not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled pursuant to the applicable Conversion Notice and the terms of this Certificate of Designations, and (ii) the Closing Sale Price (as defined below) of the Common Stock on the Share Delivery Date, but in no event in excess of eighteen percent (18.0%). In addition to the foregoing, if on the Share Delivery Date, the Corporation shall fail to credit such Holder’s balance account with DTC, then such Holder will have the right to rescind the Conversion Notice. In addition to the foregoing and any other rights available to a Holder of Series C Preferred Shares, if the Corporation fails on or before the Share Delivery Date to cause the Transfer Agent to transmit to a Holder the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of Series C Preferred Shares, and if after such date such Holder is required by its broker to purchase (in an open market transaction or otherwise), or such Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder which such Holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount, if any, by which (x) such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares of Common Shares that the Corporation was required to deliver to such Holder in connection with the exercise at issue by (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of such Holder, either allow such Holder to rescind the Conversion Notice or deliver to such Holder the number of Common Shares that would have been issued had the Corporation timely complied with its exercise and delivery obligations hereunder. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series C Preferred Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. Such Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit any Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Common Shares upon conversion of Series C Preferred Shares as required pursuant to the terms hereof.

The term “Closing Sale Price” means the last closing trade price for the Common Shares on the electronic bulletin board for the Common Shares as reported by Bloomberg, or, if the Common Shares become listed on a Trading Market, on such trading Market, of such security prior to 4:00 p.m., New York City Time, as reported by Bloomberg, or, if the foregoing do not apply or if no last trade price is reported for such security by Bloomberg, the highest bid price as reported on the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.) at the close of trading.  If the Closing Sale Price cannot be calculated for the Common Shares on a particular date on any of the foregoing bases, the Closing Sale Price of the Common Shares on such date shall be the fair market value as mutually determined by the Corporation and the Holder.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(d)    Adjustments to the Conversion Price.

(i)    Adjustments for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Initial Issuance Date effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Corporation shall at any time or from time to time after the Initial Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 6(d)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)    Adjustments for Certain Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Shares then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction:

(A)    the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(B)    the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

(iii)    Adjustment for Other Dividends and Distributions.  If the Corporation shall at any time or from time to time on or after the Initial Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a non-cash dividend or other distribution payable in securities or property other than Common Shares, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holders of Series C Preferred Shares shall receive upon conversions thereof, in addition to the number of Common Shares receivable thereon, the number of securities of the Corporation or other issuer (as applicable) or other property that they would have received had the Series C Preferred Shares been converted into Common Shares on the date of such event.

(iv)    Adjustments for Issuance of Additional Equity Securities of the Corporation.  In the event the Corporation shall issue or sell any Common Stock or Common Stock Equivalents including, without limitation, (i) the issuance of Common Stock or Common Stock Equivalents in settlement or resolution (by judgment or otherwise) of any litigation or threatened litigation (other than (A) as provided in Section 6(d)(i) through (iii) or (B) Excluded Securities), and (ii) the issuance of Common Stock or Common Stock Equivalents to any Subsidiary after the Initial Issuance Date, or if, after any issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issued thereafter is amended or adjusted such that more shares of Common Stock are issuable under such Common Stock Equivalents, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price according to the following equation:

where:

A = the aggregate number of shares of Common Stock outstanding prior to the issuance (or immediately prior to such amendment or adjustment, as applicable) on a fully-diluted basis;

B = the number of new shares of Common Stock or Common Stock Equivalents issued (or effectively issued pursuant to such amendment or adjustment, as applicable), on a fully-diluted basis;

C = the aggregate number of shares of Common Stock into which all outstanding Series C Preferred Shares are convertible prior to the issuance; and

X = the number by which to multiply the Conversion Price in effect immediately prior to the issuance.

No adjustment shall be made under this Section 6(d)(iv) upon the issuance of any Additional Shares which are issued pursuant to the exercise, conversion or exchange rights under any Common Stock Equivalents, if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to this Section 6(d)(iv).

For purposes of the foregoing, in the case of the sale or issuance of any Common Stock Equivalents or in the case that any Common Stock Equivalents are amended and adjusted as provided in this Section 6(d)(iv), the maximum number of Additional Shares issuable upon conversion, exchange or exercise of such Common Stock Equivalent shall be deemed to be outstanding at the time of such sale or issuance or amendment or adjustment, as the case may be, and no further adjustment shall be made to the Conversion Price upon the actual issuance of Additional Shares pursuant to the exercise, conversion or exchange of such Common Stock Equivalents.

In the event the Corporation shall issue or sell any shares of preferred stock of the Corporation that are not convertible into Common Stock, then an appropriate adjustment to the securities to be received upon conversion of the Series C Preferred Shares (by adjustments of the Conversion Price or otherwise) shall be made, as the Holders and the Corporation shall mutually agree.

(v)    Certain Issues Excepted.  There shall be no adjustment to the Conversion Price pursuant to Section 6(d)(iv) with respect to the sale or issuance of Excluded Securities.

(vi) Adjustments for Issuance of Additional Equity Securities of Subsidiary.  In the event (i) the Corporation’s ownership of DynaMexico Shares shall decrease (by forfeiture or shifting of ownership or otherwise) or (ii) DynaResource de Mexico S.A. de C.V. (the “Mexican Subsidiary”) shall issue or sell any DynaMexico Shares or DynaMexico Share Equivalents to any person other than the Corporation, in each case including, without limitation, as a result of the settlement or resolution (by judgment or otherwise) of any litigation or threatened litigation, then the applicable Conversion Price upon each such decrease or issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price according to the following equation:

where:

A = the aggregate number of shares of Common Stock outstanding prior to the change in ownership of the Mexican Subsidiary on a fully-diluted basis;

B = the aggregate number of shares of Common Stock into which all outstanding shares of Series C Preferred Stock are convertible prior to the change in ownership of the Mexican Subsidiary;

C = the number of shares in the Mexican Subsidiary held by the Corporation following the change in ownership of the Mexican Subsidiary;

D = the aggregate number of shares in the Mexican Subsidiary outstanding following the change in ownership of the Mexican Subsidiary;

E = the number of shares in the Mexican Subsidiary held by the Corporation prior to the change in ownership of the Mexican Subsidiary;

F = the aggregate number of shares in the Mexican Subsidiary outstanding prior to the change in ownership of the Mexican Subsidiary; and

X = the number by which to multiply the Conversion Price in effect immediately prior to the change in ownership of the Mexican Subsidiary; provided, however, that if X is less than or equal to zero (0), then X shall equal .001.

No adjustment shall be made under this Section 6(d)(vi) upon the issuance of any additional DynaMexico Shares which are issued pursuant to the exercise, conversion or exchange rights under any DynaMexico Share Equivalents, if any such adjustment shall previously have been made upon the issuance of such DynaMexico Share Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to this Section 6(d)(vi).

For purposes of the foregoing, in the case of the sale or issuance of any DynaMexico Share Equivalents or in the case that any DynaMexico Share Equivalents are amended and adjusted as provided in this Section 6(d)(vi), the maximum number of additional DynaMexico Shares issuable upon conversion, exchange or exercise of such DynaMexico Share Equivalents shall be deemed to be outstanding at the time of such sale or issuance or amendment or adjustment, as the case may be, and no further adjustment shall be made to the Conversion Price upon the actual issuance of additional DynaMexico Shares pursuant to the exercise, conversion or exchange of such DynaMexico Share Equivalents.

(e)    Notice of Record Date.  In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each Holder at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

(f)    Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purposes of effecting the conversion and/or redemption of the Series C Preferred Shares, an amount of shares of Common Stock equal to 200% of the number of shares issuable upon conversion of the Series C Preferred Shares at the current Conversion Price (the “Required Reserve Amount”).  If at any time while any of the Series C Preferred Shares remain outstanding the Corporation does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion and/or redemption of the Series C Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Corporation shall promptly take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series C Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days (or the lesser of (i) ninety (90) days if the proxy statement is reviewed by the staff of the SEC or (ii) ten (10) days after the staff of the SEC indicates that it has no further comments to such proxy statement) after the occurrence of such Authorized Share Failure (the “Meeting Outside Date”), the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.  Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Corporation is able to obtain the necessary consent of the holders of its capital stock to approve the increase in the number of authorized shares of Common Stock, the Corporation may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement on Schedule 14C.

(g)    Fractional Shares.  No fractional shares shall be issued upon the conversion of any Series C Preferred Shares.  All Common Shares (including fractions thereof) issuable upon conversion of more than one Series C Preferred Share by a Holder thereof and all Series C Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at the Corporation’s option, pay the Holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the Conversion Date (as determined in good faith by the Board of Directors of the Corporation).

(h)    Reorganization, Merger or Going Private.  In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale or transfer of all or substantially all of the assets of the Corporation to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Exchange Act, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, reclassification, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Series C Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the Holders of Series C Preferred Shares in an economically equivalent position as they would have been if not for such event.  The Corporation shall give each Holder written notice at least ten (10) Trading Days prior to the consummation of any such reorganization, reclassification, consolidation, merger or sale.

(i)    Certificate for Conversion Price Adjustment.  The Corporation shall promptly furnish or cause to be furnished to each Holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this Section 6.

7.    Mandatory Repurchase.  If any of the events set forth in clauses (i) through (iii) below shall have occurred or are continuing, each Holder shall have the unilateral option and right to compel the Corporation to repurchase for cash any or all of such Holder’s Series C Preferred Shares within three (3) days of a written notice requiring such repurchase (provided that no such written notice shall be required for clauses (ii) and (iii) below and such demand for repurchase shall be deemed automatically made upon the occurrence of any of the events set forth in such clauses (ii) and (iii) below), at an amount per share equal to the greater of: (i) the sum of (A) the Preferred Stock Original Purchase Price plus (B) all accrued but unpaid dividends on such Series C Preferred Share, in each case as adjusted for any stock dividends, splits, combinations and similar events, or (ii) an amount equal to the per share amount the Holders of Series C Preferred Shares would have received upon a theoretical Liquidation Event occurring at the time of the Holder’s exercise of the repurchase option pursuant to this Section 7 had such Holders converted their Series C Preferred Shares into Common Shares immediately preceding such theoretical Liquidation Event (such greater amount, the “Repurchase Price”):

(i)    it is a date later than the Maturity Date;

(ii)    the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Corporation or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Corporation or any Subsidiary under any applicable federal or state law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(iii)    the commencement by the Corporation or any Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Corporation or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation or any Subsidiary in furtherance of any such action.

8.    Voting Rights; Directors.

(a) Each Holder of Series C Preferred Shares shall be entitled to the number of votes equal to the number of Common Shares into which such Series C Preferred Shares could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which Series C Preferred Shares held by each Holder could be converted) shall be rounded down to the nearest whole number.

(b) The Board of Directors shall consist of no more than seven (7) members. The Holders of the Series C Preferred Shares, voting as a single class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each written consent of the Corporation’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The remaining directors shall be elected as provided in the Amended and Restated Certificate of Incorporation as in effect on the Initial Issuance Date.

(c) In addition to any other rights provided by law, except where the vote or written consent of the Holders of a greater number of shares is required by law or by another provision of the Amended and Restated Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Corporation may: (i) amend or repeal any provision of, or add any provision to, this Certificate of Designations, the Amended and Restated Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Shares, regardless of whether any such action shall be by means of amendment to the Amended and Restated Certificate of Incorporation or by merger, consolidation or otherwise; (ii) increase or decrease (other than by conversion) the authorized number of shares of Series C Preferred Shares (for the avoidance of doubt, the Corporation may increase or decrease the number of authorized shares of undesignated “blank check” preferred stock); (iii) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series C Preferred Shares with respect to dividends or the distribution of assets on a Liquidation Event; (iv) purchase, repurchase or redeem any Junior Security; (v) whether or not prohibited by the terms of the Series C Preferred Shares, circumvent a right of the Series C Preferred Shares; (vi) effect a Liquidation Event (other than a Change in Control Transaction); or (vii) enter into any contract or other arrangement to do any of the foregoing. In addition, so long as the Primary Investor holds any Series C Preferred Shares, except where the vote or written consent of the Holders of a greater number of shares is required by law or by another provision of the Amended and Restated Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Corporation may effect a Restricted Change in Control Transaction.

9.    Preemptive Rights.

(a) Except for the issuance of Excluded Securities or pursuant to the conversion or exercise of any Equity Security outstanding on the Initial Issuance Date, if, following the Initial Issuance Date, the Corporation authorizes the issuance or sale of any Equity Securities to any person or entity (including any stockholder of the Corporation) (the “Offeree”), the Corporation shall first offer to sell to the Qualified Stockholders a portion of such Equity Securities equal to the quotient determined by dividing (1) the number of Common Shares held by such Qualified Stockholder at such time (which are not or would not be subject to vesting or repurchase in favor of the Corporation as of or prior to the consummation of such issuance or sale) on a fully-diluted and as-if converted basis, by (2) the total number of Common Shares then issued and outstanding immediately prior to such issuance on a fully-diluted and as-if converted basis. The Qualified Stockholders shall be entitled to purchase such Equity Securities at the same price as such Equity Securities are to be offered to the Offeree; provided that if the Offeree is required to also purchase other Equity Securities, the Qualified Stockholders shall also be required to purchase the same Equity Securities (at the same price) that the Offeree is required to purchase. The Qualified Stockholders electing to purchase their pro-rata share (“Participating Stockholders”) will take all necessary or desirable actions in connection with the consummation of the purchase transactions contemplated by this Section 9 as requested by the Board of Directors, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Corporation, so long as such agreements, documents and instruments do not require such Participating Stockholders to make more burdensome representations, warranties, covenants or indemnities than those required of the Offeree in the agreements, documents or instruments in connection with such transaction. If any Qualified Stockholder elects not to purchase any such securities, or not to purchase all of such Qualified Stockholder’s pro-rata portion, each other Qualified Stockholder who has elected to purchase all of such Qualified Stockholder’s full pro-rata portion (a “Fully Participating Stockholder”) shall be entitled to purchase an additional number of shares of such Equity Securities. If more than one Fully Participating Stockholder desires to purchase such Equity Securities in excess of the portion allocated to such Fully Participating Stockholder pursuant to the first sentence of this Section 9(a), then each such Fully Participating Stockholder shall be entitled to purchase up to all of such available Equity Securities. If there is an oversubscription in respect of such remaining Equity Securities, the oversubscribed amount shall be fully allocated among the Fully Participating Stockholders pro rata based on such Fully Participating Stockholders’ relative proportionate ownership of all Common Shares on a fully-diluted and as-if converted basis.

(b) In order to exercise its purchase rights hereunder, a Qualified Stockholder must, within fifteen (15) days after receipt of written notice from the Corporation describing the Equity Securities being offered, the purchase price thereof, the payment terms and such Qualified Stockholder’s percentage allotment, deliver a written notice to the Corporation describing its election hereunder (which election shall be absolute and unconditional).

(c) During the 90 days following the expiration of the offering period described above, the Corporation shall be entitled to sell such Equity Securities which the Qualified Stockholders have not elected to purchase to the Offeree at no less than the purchase price stated in the notice provided under Section 9(b) hereunder. Any Equity Securities proposed to be offered or sold by the Corporation to the Offeree after such 90-day period, or at a price not complying with the immediate preceding sentence, must be reoffered to the Qualified Stockholders pursuant to the terms of this Section 9 prior to any sale to the Offeree.

(d) Notwithstanding the foregoing, if the Board of Directors (with the prior approval of the Required Holders) determines that it should, in the best interests of the Corporation, issue Equity Securities of the Corporation which would otherwise be required to be offered to the Qualified Stockholders under this Section 9 prior to their issuance, it may issue such Equity Securities without first complying with this Section 9; provided that within sixty (60) days after such issuance, it offers each Qualified Stockholder the opportunity to purchase the number of shares of such Equity Securities that such Qualified Stockholder would be entitled to purchase pursuant to this Section 9.

10. Rank.  All shares of Junior Securities shall be of junior rank to all Series C Preferred Shares with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event.  The rights of the shares of Junior Securities shall be subject to the preferences and relative rights of the Series C Preferred Shares.  Without the prior express written consent of the Required Holders, the Corporation shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Series C Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon Liquidation Event.  The Corporation shall be permitted to issue preferred stock that is junior in rank to the Series C Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon Liquidation Event, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before ninety-one (91) days after the Maturity Date.  In the event of the merger or consolidation of the Corporation with or into another corporation, the Series C Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Series C Preferred Shares may not be pari passu with, or junior to, any capital stock of the successor entity) and no merger shall have a result inconsistent therewith.

11.    Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion or redemption of Series C Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Series C Preferred Shares to the Corporation unless (A) the full or remaining number of Series C Preferred Shares represented by the certificate are being converted or redeemed or (B) such Holder has provided the Corporation with prior written notice requesting reissuance of Series C Preferred Shares upon physical surrender of any Series C Preferred Shares.  Each Holder and the Corporation shall maintain records showing the number of Series C Preferred Shares so converted or redeemed and the dates of such conversions or redemptions.  Notwithstanding the foregoing, if Series C Preferred Shares represented by a certificate are converted or redeemed as aforesaid, a Holder may not transfer the certificate representing the Series C Preferred Shares unless such Holder first physically surrenders the certificate representing the Series C Preferred Shares to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Series C Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledges and agrees that, by reason of the provisions of this paragraph, following conversion or redemption of any Series C Preferred Shares, the number of Series C Preferred Shares represented by such certificate will be less than the number of Series C Preferred Shares stated on the face thereof.  Each certificate for Series C Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES C SENIOR CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.  THE NUMBER OF SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES STATED ON THE FACE HEREOF PURSUANT TO THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES REPRESENTED BY THIS CERTIFICATE.

12.    Taxes.

(a)    Any and all payments made by the Corporation hereunder, including any amounts received on a conversion or redemption of the Series C Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Corporation is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction) in respect of any payment to any Holder, it must notify such Holder promptly.

(b)    If a Tax Deduction for Taxes other than Excluded Taxes (as defined below) is required to be made by the Corporation with respect to any payment to any Holder, the amount of the payment made by the Corporation will be increased to an amount which (after making the Tax Deduction, including any Tax Deduction applicable to additional sums payable pursuant to this Section 12(b)) results in the receipt by such Holder of an amount equal to the payment which would have been due if no Tax Deduction had been required.  If the Corporation is required to make a Tax Deduction, it must make any payment required in connection with that Tax Deduction within the time allowed by law.  As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Corporation must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.  “Excluded Taxes” means (a) Taxes imposed on or measured by the Holder’s net income (however denominated), and franchise Taxes imposed on the Holder (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such Holder is a citizen or resident, under the laws of which such Holder is organized, in which the Holder’s principal office is located, or in which the Holder is otherwise doing business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Corporation is located, (c) in the case of a non-US Holder, any withholding Tax that is imposed on amounts payable to such non-US Holder at the time such non-US Holder becomes a Holder (or at such time that such Holder changes its citizenship, residence, place of organization, principal office, or location where doing business) or is attributable to such non-US Holder’s failure or inability to comply with any applicable documentation requirements or to provide any documents or certifications that are reasonably requested by the Corporation, and (d) in the case of any Holder, any withholding Tax (including any backup withholding tax) that is imposed on amounts payable to such Holder that is attributable to such Holder’s failure or inability to comply with any applicable documentation requirements or to provide any documents or certifications that are reasonably requested by the Corporation.

(c)    In addition, the Corporation agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Series C Preferred Shares other than income taxes (“Other Taxes”).  As soon as practicable after making a payment of Other Taxes, the Corporation must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom such Other Taxes were paid.

(d)    The obligations of the Corporation under this Section 12 shall survive the Maturity Date of the Series C Preferred Shares and the payment for the Series C Preferred Shares and all other amounts payable hereunder.

13.    Notices.  The Corporation shall distribute to the Holders of Series C Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of shares of Common Stock of the Corporation, at such times and by such method as such documents are distributed to such holders of such Common Stock.

14.    Replacement Certificates.  The certificate(s) representing the Series C Preferred Shares held by any Holder may be exchanged by such Holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Series C Preferred Shares, as reasonably requested by such Holder, upon surrendering the same.  No service charge will be made for such registration or transfer or exchange.

15.    Attorneys’ Fees. In connection with enforcement by a Holder of any obligation of the Corporation hereunder, the prevailing party shall be entitled to recovery of reasonable attorneys’ fees and expenses incurred.

16.    No Reissuance.  No Series C Preferred Shares acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.  Series C Preferred Shares issued and reacquired by the Corporation, whether upon redemption, conversion or otherwise, shall have the status of authorized and unissued undesignated shares of “blank check” preferred stock.

17.    Severability of Provisions.  If any right, preference or limitation of the Series C Preferred Shares set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designations, which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any such other right, preference or limitation unless so expressed herein.

18.    Limitations.  Except as may otherwise be required by law and as may be set forth in the Purchase Agreement, the Series C Preferred Shares shall not have any powers, preference or relative participating, optional or other special rights other than those specifically set forth in this Certificate of Designations (as may be amended from time to time) or otherwise in the Amended and Restated Certificate of Incorporation.

19.    Payments.  Any payments required to be made to the Holders in cash hereunder, shall be made by wire transfer of immediately available funds.

****

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of June 29, 2015.

DynaResource, Inc.

By: _______________________________

Name: K.W. (“K.D.”) Diepholz

Title: Chairman & CEO

Certificate of Designations Signature Page

EXHIBIT A

(To be Executed by Holder

in order to Convert Series C Preferred Shares)

CONVERSION NOTICE

FOR

SERIES C SENIOR CONVERTIBLE PREFERRED STOCK

The undersigned, as a holder (“Holder”) of shares of Series C Senior Convertible Preferred Stock (“Series C Preferred Shares”) of DynaResource, Inc. (the “Corporation”), hereby irrevocably elects to convert _____________ Series C Preferred Shares for shares (“Common Shares”) of common stock, par value $0.01 per share, of the Corporation according to the terms and conditions of the Certificate of Designations for the Series C Preferred Shares as of the date written below.  The undersigned hereby requests the Common Shares to be issued pursuant to this Conversion Notice in the name of, and delivered via Deposit Withdrawal Agent Commission system to, the undersigned or its designee as indicated below.  No fee will be charged to the Holder of Series C Preferred Shares for any conversion.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date:  __________________________

Conversion Information:         NAME OF HOLDER:

By:
Print Name:
Print Title:

Print Address of Holder:
______________________________________
______________________________________
DWAC Instructions:
_________________________________________________________________
_________________________________________________________________

If Common Shares are to be issued to a person other than Holder, Holder’s signature must be guaranteed below:

SIGNATURE GUARANTEED BY:

THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON PAGE 2 OF THE CONVERSION NOTICE.

Page 1 to Conversion Notice

Page 2 to Conversion Notice dated	___________________	for:	_______________________________
	(Conversion Date)		(Name of Holder)

COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED

Number of Series C Preferred Shares converted:	_______________
Number of Series C Preferred Shares converted times the Preferred Stock Original Purchase Price:	$_____________ (Total dollar amount converted)
Conversion Price in effect on the Conversion Date:	$______________
Total dollar amount converted divided by Conversion Price =	_______________ (Number of Common Shares to be issued)

Please issue and deliver _____ certificate(s) for Common Shares in the following amount(s):

Page 2 to Conversion Notice